Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated April 12, 2011 on the consolidated financial statements of Clean Wind Energy Tower, Inc. as of December 31, 2010 and for the period from July 26, 2010 (date of inception) through December 31, 2010.

/s/ RBSM LLP

New York, New York
June 7, 2011